Exhibit 99.1
                                                                 ------------

News Release


                                           Contact:     N. William White
                                                        President and Chief
                                                        Executive Officer
                                                        (502)753-0500

                1st Independence Financial Group, Inc. Announces
      Targeted Closing Date of Merger with MainSource Financial Group, Inc.
                     and Adjustments to Merger Consideration

LOUISVILLE, KENTUCKY (August 28, 2008) - 1st Independence Financial Group, Inc. ("1st Independence") (NASDAQ:FIFG) today announced it expects to close the merger of 1st Independence with and into MainSource Financial Group, Inc. ("MainSource") (NASDAQ: MSFG) on Friday, August 29, 2008, subject to the satisfaction of the remaining conditions to closing. As previously announced, 1st Independence, its subsidiary bank, 1st Independence Bank, Inc. ("1st Bank"), and MainSource entered into an Agreement and Plan of Merger, dated as of February 26, 2008 (the "Merger Agreement"), which contemplates the merger of 1st Independence with and into MainSource with 1st Bank becoming a wholly-owned subsidiary of MainSource. In the proposed merger, 1st Independence's shareholders were originally to receive $5.475 in cash and 0.881036 shares of MainSource common stock for each share of 1st Independence's stock owned at the effective time of the merger, subject to adjustment as provided in the Merger Agreement and described further below. 1st Independence and MainSource have targeted Friday, August 29, 2008 as the closing date for the proposed merger, subject to satisfaction of the conditions to closing set forth in the Merger Agreement. Assuming the merger closes on that date, both the stock portion and the cash portion of the merger consideration will be adjusted under the Merger Agreement as further described below so that shareholders of 1st Independence will receive $4.418 in cash and 0.7849 shares of MainSource common stock for each share of 1st Independence stock owned at the effective time of the merger. If the merger does not close on that date, then there may be different adjustments to the merger consideration depending on if and when the closing of the merger occurs.

             Adjustment to Stock Portion of the Merger Consideration

Section 8.01(b)(vii) of the Merger Agreement provides that MainSource may terminate the Merger Agreement if the average closing price of MainSource common stock (the "Average Closing Price") during a period of twenty trading days prior to the fifth day preceding the closing date of the merger is more than $16.50, unless 1st Independence elects within five days of notice of termination from MainSource to make a compensating adjustment to the exchange ratio for the stock portion of the merger consideration as described in Section 8.01(b)(vii) of the Merger Agreement. Based on the anticipated closing date of the merger, the Average Closing Price of MainSource common stock through Friday, August 22 was $18.52 per share. On August 26, 2008, MainSource informed 1st Independence that it was terminating the Merger Agreement pursuant to Section 8.01(b)(vii) of the Merger Agreement. On August 27, 2008, 1st Independence's Board of Directors determined to proceed with the proposed merger and informed MainSource that 1st Independence would accept the adjustment to the exchange ratio contemplated in
Section 8.01(b)(vii). Section 8.01(b)(vii) provides that the exchange ratio will be adjusted in such circumstances by dividing $16.50 by the Average Closing Price of $18.52 multiplied by the original exchange ratio for the stock portion of the merger consideration of 0.881036. As a result, 1st Independence shareholders will now receive 0.7849 shares of MainSource common stock, plus the cash portion of the merger consideration described below, for each share of 1st Independence owned at the effective time of the merger. In accordance with
Section 8.01(b)(vii) of the Merger Agreement, because the 1st Independence directors voted to proceed with the merger, no termination of the Merger Agreement has occurred.e 1st Independence directors voted to proceed with the merger, no termination of the Merger Agreement has occurred.

         Adjustment to Cash Portion of the Merger Consideration

The Merger Agreement also provides that the aggregate cash payable in the merger is subject to adjustment at the effective time of the merger, on a dollar-for-dollar basis, to the extent 1st Independence's consolidated tangible shareholders' equity as of the end of the month preceding closing, adjusted as described in the Merger Agreement, is less than $26,700,000 or greater than $27,200,000. Assuming a closing date of August 29, 2008, 1st Independence's consolidated tangible shareholders' equity as of July 31, 2008, as adjusted under the Merger Agreement, was $24,590,000, after deducting $659,000 after taxes of legal and other professional fees relating to the proposed merger with MainSource that 1st Independence recorded through July 31, 2008 as well as certain costs related to environmental conditions that were identified on certain of the properties owned by 1st Bank during MainSource's due diligence. These costs include a reserve after taxes of $33,000 for the estimated cost to remove an underground storage tank located at 1st Bank's branch in Harrodsburg, Kentucky as well as a loss after taxes of $99,000 that 1st Bank anticipates it will incur in connection with the anticipated sale of 1st Bank's Jeffersonville, Indiana branch. The Jeffersonville property has a book value of $312,577 and is anticipated to be sold prior to the closing of the merger to Bank Rentals, LLC, an entity owned by Charles Moore, a director of 1st Independence and 1st Bank, for approximately $162,577. The sale of the property is being done to facilitate the closing of the proposed merger. The purchase price for the property is based on the book value of the property less an estimate of costs that would be incurred to remediate certain of the environmental conditions existing on the property. Assuming the sale of the property occurs, 1st Bank expects to enter into a 5 year lease with Bank Rentals, LLC to lease a portion of the property to continue to operate a branch at that location. The estimated rent payment from 1st Bank to Bank Rentals, LLC would be $1,500 per month, and either party could terminate the lease on one years' notice after eighteen months. Bank Rentals, LLC would also be assigned the existing lease that 1st Bank has with another tenant on the property. The exact details of the sale of the Jeffersonville property to Bank Rentals, LLC, and the lease of the property to 1st Bank, are still being negotiated and could change prior to closing.

As 1st Independence's consolidated tangible shareholders' equity, adjusted in accordance with the Merger Agreement, as of July 31, 2008 was $24,590,000, the cash portion of the merger consideration has been reduced from $5.475 per share to $4.418 per share.

Additional Information About The Merger And Where To Find It

The merger was submitted to and approved by 1st Independence's shareholders at a special meeting held on Thursday, August 7, 2008, at 5:30 p.m., Eastern Daylight Time, at 3801 Charlestown Road, New Albany, Indiana. The joint proxy statement/prospectus for the special meeting was included in the registration statement filed by MainSource with the SEC with respect to the merger. The joint proxy statement/prospectus was first mailed to 1st Independence shareholders on or about July 3, 2008. 1st Independence shareholders are urged to read the registration statement and the joint proxy statement/prospectus regarding the merger and any other relevant documents filed by MainSource with the SEC, as well as any amendments or supplements to those documents, because they contain important information about the merger. You can obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about 1st Independence and MainSource, at the SEC's website (http://www.sec.gov). In addition, documents filed with the SEC by MainSource will be available free of charge from the Secretary of MainSource at 2105 N. State Road 3 Bypass, Greensburg, IN 47240, telephone (812) 663-6734, or on MainSource's website at www.mainsourcefinancial.com. Documents filed with the SEC by 1st Independence will be available free of charge from the Secretary of 1st Independence at 8620 Biggin Hill Lane, Louisville, Kentucky 40220, telephone
(502) 753-2265. Copies of all recent proxy statements and annual reports are also available free of charge from the respective companies by contacting the company secretary.

1st Independence and MainSource and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies to approve the merger. Information about the participants is set forth in the joint proxy statement/prospectus regarding the merger previously mailed to 1st Independence's shareholders. You may obtain free copies of these documents as described above.

Forward Looking Statements Safe Harbor

This press release contains comments or information that constitute forward-looking statements within the context of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that may cause such a difference include: risks that the merger will not be consummated on the terms disclosed or at all; risks resulting from the potential adverse effect on 1st Independence's business and operations of the covenants 1st Independence made in the Merger Agreement; risks resulting from the decrease in the amount of time and attention that management can devote to 1st Independence's business while also devoting its attention to completing the proposed merger; risks associated with the increases in operating costs resulting from the additional expenses 1st Independence has incurred and will continue to incur relating to the proposed merger; changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior and their ability to repay loans; changes in the national and local economy; and other factors included in 1st Independence's filings with the SEC, available free online at the SEC's website (http://www.sec.gov). 1st Independence assumes no responsibility to update forward-looking statements.

1st Independence Bank is headquartered in Louisville, Kentucky and includes 1st Independence Mortgage, a division of the Bank. The Bank has eight full service banking offices located in Harrodsburg, Lawrenceburg and two locations (St. Matthews branch and Stony Brook branch) in Louisville, Kentucky, and New Albany, Jeffersonville, Marengo and Clarksville, Indiana. 1st Independence Mortgage operates in Louisville, Kentucky and southern Indiana.